Exhibit 99.1

For more information, contact:
	Communications:	Terri Vogt 314.577.7750
	Investor Relations:	Dave Sauerhoff 314.577.9009
FOR IMMEDIATE RELEASE
ANHEUSER-BUSCH SETS RECORD DATE
FOR SPECIAL SHAREHOLDERS MEETING
     ST. LOUIS, Sept. 24, 2008 — Anheuser-Busch Cos. Inc. (NYSE: BUD) today announced Oct. 3 as the record date for its special meeting for shareholders to consider and vote on the combination between InBev N.V./S.A. and Anheuser-Busch.
     At the closing of the transaction with InBev, shareholders of Anheuser-Busch will be entitled to receive $70 for each share of stock held by them, and Anheuser-Busch will become a wholly owned, indirect subsidiary of InBev.
     Anheuser-Busch shareholders of record as of the close of business on Oct. 3 will be entitled to vote at the special meeting. Anheuser-Busch expects to establish the date for the special meeting when SEC review of its proxy statement is completed. Additional information concerning the special meeting, including its time, date and location, will be in the Anheuser-Busch definitive proxy statement, which will be mailed promptly after it is finalized.
     As announced on July 13, 2008, the board of directors of Anheuser-Busch unanimously recommends that Anheuser-Busch shareholders approve the transaction with InBev. Closing of the transaction is subject to approval of shareholders of both companies, necessary regulatory approvals and other customary closing conditions.
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Anheuser-Busch Special Shareholder Meeting
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     Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.5 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao, whose namesake beer brand is the country’s best-selling premium beer. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2008. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and one of the world’s largest recyclers of aluminum cans. For more information, visit www.anheuser-busch.com.
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     This communication may be deemed to be solicitation material in respect of the proposed acquisition of Anheuser-Busch by InBev. In connection with the proposed acquisition, Anheuser-Busch intends to file relevant materials with the SEC. Anheuser-Busch filed amendment number one to its preliminary proxy statement on Schedule 14A with the SEC on Sept. 19, 2008.
     INVESTORS OF ANHEUSER-BUSCH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANHEUSER-BUSCH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
     Investors and security holders will be able to obtain the documents free of charge through the Web site maintained by the SEC at www.sec.gov, and Anheuser-Busch stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Anheuser-Busch. Such documents are not currently available.
     InBev and certain of its directors and executive officers and other persons, and Anheuser-Busch and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the holders of Anheuser-Busch common stock in respect of the proposed transaction. Information about the directors and executive officers of Anheuser-Busch and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in its proxy statement relating to the 2008 annual meeting of stockholders, which was filed with the SEC on March 10, 2008. Investors may obtain additional information regarding the interest of the participants by reading the preliminary proxy statement.